Exhibit (4)(vii)

The Guardian Insurance & Annuity Company, Inc.

Waiver of Surrender Charge Endorsement

This endorsement is attached to and made part of your contract. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract, the provisions of this endorsement will control. This endorsement will waive any surrender charge applicable to a withdrawal or surrender of Contract Value of the Contract if one of the qualifying events described in this endorsement have been met.

Definitions

Terms used in this endorsement that are not described below have the meaning ascribed in the Contract to which this endorsement is attached.

Immediate Family Member

A relative by birth, marriage (including civil unions and domestic partners) or adoption including siblings, parents, spouse, children, in-laws and any financial dependents.

Physician

A medical doctor within the definition of Section 1861(r)(1) of the Social Security Act who is licensed to practice the healing arts and who is acting within the scope of his or her license. It does not include an Annuitant or Owner under the Basic Contract. It also does not include an Immediate Family Member of the Annuitant, any Owner or any Beneficiary.

Skilled Nursing Facility

A licensed facility which is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located and (i) provides skilled nursing care under the supervision of a Physician, (ii) provides continuous 24 hour a day nursing service by or under the supervision of a registered professional nurse (R.N.), and (iii) maintains a daily medical record of each patient.

Terminal Illness

An illness or condition certified by a Physician as a condition that can reasonably expect to result in death within 6 months. The diagnosis of Terminal Illness must occur after the Contract Date.

23-RILA WSC	1	[CONTRACT NUMBER][2]

Provisions

Benefit Eligibility

Any Surrender Charge under the Contract will be waived if an Owner satisfies any of the following qualifying events:

•	an Owner has been diagnosed by a Physician after the Contract Date with a Terminal Illness as defined in this endorsement.

•

an Owner whose age on the Contract Date is 75 or less is confined to a Skilled Nursing Facility on or after the Benefit Eligibility Date shown on the Contract Data page. In order to be eligible for this qualifying event, the confinement must:

(a)	have begun after the Contract Date;

(b)	be in effect on the date the benefit under this endorsement is exercised; and

(c)	be in effect for at least 90 consecutive days.

Proof of Eligibility

Proof of a qualifying event acceptable to us must be provided in order to be eligible for the benefit under this endorsement. When proof of eligibility requires a diagnosis by a Physician, a certification by a Physician who has examined the Owner and is qualified to provide such diagnosis must be provided.

We reserve the right to have the Owner examined by a Physician of our choosing and at our own expense when a claim is filed. In the case of conflicting Physician opinions, eligibility for benefits will be determined by a third Physician who is mutually acceptable to the Owner and GIAC.

Notice of Claim

A written request for Waiver of Surrender Charge under one of the qualifying events under this endorsement should be sent to us in Good Order. Upon receipt of such a request, we will send a claim form to you. The claim form should be completed and sent to our Customer Service Office in Good Order. If a waiver claim is denied, withdrawal or surrender proceeds will not be distributed until the Owner has been notified of the denial and has the opportunity to cancel the withdrawal or surrender request.

Termination

This endorsement terminates on the earliest of the following:

•	the date the Contract terminates;

•	the Annuity Commencement Date;

•	the Contract Anniversary on which the Surrender Charge percentage under the Contract becomes zero; or

•	the date we receive the Owner’s written request for termination in Good Order.

The Guardian Insurance & Annuity Company, Inc.

23-RILA WSC	2	[CONTRACT NUMBER][2]